Exhibit 10.7

Agreement for the provision of investment Management Services for Mutual Funds

Made and entered into in Tel Aviv on 5th of April, 2020

Between:	Modelim Mutual Funds Ltd.

of 7 Menachem Begin Str. Ramat Gan

(hereinafter: the “Fund Manager”)

Of the first part;

And:	Yetsira Investment House Ltd. private company no. 515552495

(hereinafter: the “Investment Manager”)

Of the second part;

Whereas	the Fund Manager is a company engaged in the management of mutual funds in Israel, in accordance with the provisions of the Joint Investment Trust Law, 5754-1994 (hereinafter: the “Joint Investment Law”); and

Whereas	the Investment Manager wishes to provide Services through its employees to the Fund Manager, for the mutual funds which are established by the Fund Manager and/or which are transferred to its management and the guiding principles of whose investment policy, as will be revised from time to time, are attached as Annex “A” to this Agreement (hereinafter, the “Fund/Funds”); and

Whereas	in order to provide the investment Management Services to the Mutual Funds, subject to the provisions of the Joint Investment Law and the Law to Regulate Engagement in Investment Consultancy Investment Marketing and Investment Portfolio Management, 5755-1995 (hereinafter, the “Law”), the Investment Manager undertakes to hold a valid license as a portfolio manager; and

Whereas	the Investment Manager is authorized to manage investment portfolios and to provide investment marketing Services, subject to the provisions of the Law; and

Whereas	the Fund Manager wishes to engage in the Agreement to be provided with such investment Management Services, subject to the Investment Manager being duly authorized to engage in investment management, and all subject to the provisions of all laws and subject to the provisions of a power of attorney given and/or to be given by the Trustee to the Fund Manager;

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Now therefore, it is hereby agreed, declared and stipulated between the parties as follows:

1.	Preamble

	1.1	The Preamble and Annexes to this Agreement constitute an integral part hereof.

	1.2	The division of this Agreement into chapters and annexes, and the assignment of headings to the chapters and annexes thereof, is for convenience purposes only and is not be used for the purpose of interpretation.

	1.3	All the terms contained in this Agreement, which are defined in the Joint Investment Law and/or the Law and/or the directives of the Tel Aviv Stock Exchange Ltd. will be interpreted as defined in the Law and/or in the relevant directive, and in case of inconsistency, the definition provided in the Joint Investment Law will prevail.

	1.4	This Agreement constitutes a contractual engagement for the management of the Fund’s investment portfolios by the Investment Manager, and therefore both it and the Services provided and to be provided by the Investment Manager under this Agreement, are subject to all provisions of the Law, unless determined otherwise in this Agreement, and provided that such stipulation is permitted under the provisions of the Law.

	1.5	Everything stated in this Agreement will apply to each of the Funds to be managed by the Investment Manager in accordance with the provisions of this Agreement, and unless specifically stated otherwise in this Agreement.

2.	The Investment Manager declares that it meets all legal requirements applicable on the execution date of this Agreement with respect to its engagement as mentioned above; that it is authorized to execute this Agreement and that such execution does not contradict any other agreement and/or obligation to which it is a party; and it undertakes to meet the requirements of the law required for its operations, throughout the term of the Agreement.

3.	The undertakings of the Investment Manager and the Investment Management Services Provider

The Investment Manager undertakes as follows:

3.1.1	That the Investment Manager is a company engaged in the management of investment portfolios and holds portfolio management license No. 772 and will hold such license for as long as the Investment Manager provides the portfolio Management Services to the Fund Manager and undertakes in accordance with the law, to be the holder of a portfolio management license for the purpose of providing such Services. If, for any reason whatsoever, the Investment Manager ceases to hold a portfolio management license during the term of this Agreement, it undertakes to give notice thereof to the Fund Manager, as soon as possible.

3.1.2	That both it and its employees who will be engaged in managing the Funds’ investment portfolios, are and will be familiar, throughout the term of this Agreement with the provisions of the Law which apply to the activities which are the subject of this Agreement.

3.1.3	That it is the responsibility of the Investment Manager to provide the Services which are the subject of this Agreement, in accordance with the conditions of the Agreement and of any law which applies to the management of a Mutual Investment Fund.

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3.1.4	That it is not aware of any possible conflict of interest between its own interests and/or the interests of anyone acting on its behalf, and the interests of the Fund Manager and/or the Funds being managed by the Fund Manager.

3.1.5	That it is authorized to execute this Agreement and that such execution does not contradict any other agreement and/or obligation to which it is a party. That it undertakes to meet the requirements of the law required by its engagement, including being the holder of a license, prior to the date of providing investment Management Services to the Funds (and it is clarified that being a license holder is a condition of its providing investment Management Services to the Funds) and for as long as investment Management Services are being provided by it.

3.1.6	That no disciplinary and/or criminal proceedings have been and/or are now being managed against it and/or against any of its employees, by any legally competent authority, and it is not aware of any intention to initiate any such proceedings, in relation to the Services which are the subject of this Agreement.

3.1.7	That there have been no findings [against it], in the course of being audited by a legally competent authority, and if any such were to be found during the term of the Agreement, that they will immediately be referred to the Fund Manager for investigation.

3.1.8	That it is a corporation controlled by Creations Inc. which is controlled by Guy Nisenson, Ilan Arad-Keshet, Amit Hezi Bilia, Shmuel Yelshevich and has a connection with the following financial assets: Mutual Funds numbered 5124268, 5127964, 5127292, 5124243, 5124227, 5130232, and is not aware of proceedings being conducted against any of its owners of control which could have an effect on the contractual engagement in this Agreement. In addition, the Investment Manager undertakes to immediately notify the Fund Manager of any change that may apply to the information set out in this section.

3.2	The restrictions regarding investment in personal accounts by virtue of the law that applies to employees of the Fund Manager, the members of the investment committee at the Fund Manager and anyone employed by the Fund Manager who is actively involved in taking decisions regarding securities held in the Funds, will apply to anyone who is employed by the Investment Manager to provide the Services which are the subject of this Agreement and the Fund Manager will be responsible for the fulfillment of these obligations;

3.3	For the avoidance of doubt, it is clarified that prior to the date of starting to provide the investment Management Services to the Funds that are subject of this Agreement and for the duration of the period in which the Services are provided to the Fund Manager as stated in this Agreement, the Investment Manager and its employees who will actually provide the Management Services will be licensed to manage investment portfolios, in accordance with the Law;

3.4	For the avoidance of doubt, it is clarified that there will be no employer-employee relationship, for all intents and purposes, between the employees of the Investment Manager who are engaged in providing the Services that are the subject of this Agreement, and the Fund Manager, and the Services provided through the Investment Manager by its employees. The Investment Manager is entitled to engage employees to provide the Services that are the subject of this Agreement, at its expense (subject to the issuancee of the consideration for the Services as determined in section 7 hereunder), and provided that the employees who are engaged by the Investment Manager and who participate in decision making on the investment of the Fund’s assets, have the licenses required to manage the investment portfolios, and provided that they comply with the legal requirements regarding anyone who is employed by a fund manager and who participates in making decisions regarding securities held in the Funds, as they will be from time to time.

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3.5	The Fund Manager will be responsible for carrying out the daily management of the Fund including the preparation and issue of interim reports, notifications under the law, preparing and publishing annual statements and Fund prospectuses, transferring information to the Stock Exchange and to the Securities Authority and ongoing communications with them, administering the board of directors and the investment and other committees, and any other applicable duty in connection with the management of the Fund.

The Investment Manager will assist the Fund Manager and provide reasonable cooperation in the ongoing management of the Fund including appearing at any authority and/or signing, in a reasonable manner, any document, subject to any law and/or transferring information in a reasonable manner.

In the context of providing the Services, the Investment Manager will be responsible for the daily administration of the Fund’s assets, including, inter alia, taking investment decisions, giving instructions regarding purchases, sales, creating and exercising option letters, converting securities, etc. (hereinafter, the “Management Services”), subject to the decision of the Fund Manager’s Investment Committee and board of directors, the Fund Manager’s policies, the provisions of the Fund Agreement, the Fund’s prospectus/annual report and the provisions of any law, and under the supervision of the Fund Manager.

3.6	The Investment Manager will be responsible for adopting a procedural policy for the selection of investments and the manner in which they are to be administered (hereinafter, the “Investment Management Procedure”) which is based on the Fund Manager’s policy for selecting and administering investments. This procedure will constitute an annex to the Fund Manager’s procedure and will be approved in accordance with the provisions of the law.

3.7	For the avoidance of doubt, if the holding, purchase or sale of any security by one of the Funds to which the Investment Manager is providing Management Services, requires, under the Investment Management Procedure, the provision of a document on which the action is to be made, including an analysis and rating, the Investment Manager will be responsible for providing the Fund Manager, in the context of managing the Fund’s assets, with any such document, and all in accordance with the Investment Management Procedure.

3.8	For the purpose of realizing this Agreement, the Fund Manager will provide the Investment Manager with any document required to manage the investments in order to implement this Agreement, whether or not the document is shown on the MAGNA site and which includes directives for the investment.

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3.9	The Investment Manager will provide the Fund Manager with the names of those who are authorized to sign on its behalf to issue such investment directives, to amend them and in the event that the Fund Manager requires specific provisions or consents.

3.10	The Fund Manager will notify the Investment Manager of changes in the investment policy and/or in the investment guidelines and the Investment Manager will take action to carry out the actions required by the notification of a change, immediately or in accordance with date on which the change comes into effect. Any change to the Investment Policy will implemented as stated in section 13 hereunder.

3.11	The Investment Manager may, and, if requested to do so, will be required, to send a representative on its behalf to meetings of the Investment Committee, which discuss the Funds which are the subject of this Agreement, in accordance with invitations issued by the Fund Manager, as required to do so and at least once each quarter. This representative will not have a voting right and will not be counted in a quorum of those attending meetings of the Investment Committee. Without derogating from the aforesaid, the Fund Manager will be authorized to bar the presence of the Investment Manager’s representative if the issues to be discussed at such meetings are not related to the Funds and/or are issues which are protected by commercial confidentiality, and subject to it sending to the Investment Manager, the decision of the Investment Committee which concerns the management of the Funds..

3.12	If the Fund Manager’s board of directors determines, in a procedure approved by the Trustee, the conditions on which securities are to be acquired for the Funds in a public offering under a prospectus, including in a connected issue, as defined by law, the Investment Manager may, subject to complying with the conditions laid down in such procedure, perform the transactions, subject to its undertaking to provide a written report to the Fund Manager regarding the implementation of such transactions, which will be deemed to be a transaction which the board of directors has reviewed as stated in the provisions of the Joint Investment Law.

Any transaction performed outside the Stock Exchange and/or any order in an issuance as an institutional investor, including with respect to securities which are not connected to the Fund Manager, will only be implemented subject to the Fund Manager’s procedure for special transactions.

3.13	Subject to the provisions of all laws, the names of the Funds will bear the name of the Investment Manager.

3.14	Without derogating from the generality of the aforesaid, the Investment Manager undertakes to comply with the Fund Manager’s procedures as determined by the Fund Manager’s board of directors from time to time, and to comply with the monitoring procedures and to act in accordance therewith. The Investment Manager will, in a reasonable manner, conduct routine daily monitoring of the Fund’s investments, as required by the Fund Manager including but not limited to the preparation of reports and daily statements as requested by the Fund Manager.

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4.	The Term of the Agreement

4.1

4.2	The provisions of the Agreement regarding the provision of investment Management Services to the Funds, as detailed above, will come into effect on the date of transferring management of the Funds to the Fund Manager and when new Funds are established, this Agreement will apply to them as of the date of their establishment and will remain in effect until terminated in the manner specified in section 9 hereunder, or until cancelled in some other way.

4.3	For the avoidance of doubt, and in addition to that stated in section 9 regarding the termination of the Agreement, it is clarified that if the Agreement lapses, the Investment Manager will bear all the costs of the measures that the Fund Manager is required to adopt to prepare the new Funds, including legal consultancy costs etc, and the Investment Manager will have no right and/or right of claim or demand against the Fund Manager.

5.	Additional undertakings and declarations

5.1	The Investment Manager does not undertake to achieve any minimum return or any return for the Fund and the Investment Manager is not liable vis à vis the Fund Manager and/or those holding units in the Fund for losses that are incurred from the Investment Manager’s activities, provided that the Investment Manager’s activity does not include a breach of any law and/or agreement and/or a negligent act.

5.2	The Fund Manager and the Investment Manager declare and confirm that they are aware that this Agreement and the Services provided by virtue thereof, are subject to the supervision and instructions of the Securities Authority.

5.3	The Investment Manager undertakes to enable the Enforcement Commissioner, the Compliance Officer, the Internal Auditor and/or any other person appointed for such purpose by the Fund Manager, to carry out audits at its offices by prior coordination and in normal working hours, regarding the management of the Funds’ investments which are the subject of this Agreement. The Investment Manager and its employees undertake to assist in the implementation of audits as required.

5.4	The Investment Manager undertakes to update the Fund Manager, immediately and in writing, of any event in respect of which the Fund Manager is or may be required to report according to the provisions of the Legislative Regulation.

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5.5	The Fund Manager declares that it is aware that the duty of absolute confidentiality to which the Investment Manager is subject regarding all information brought to its attention by the Fund Manager, including the documents and their contents made available to it, and any other details relating to the Investment Manager’s work for the Fund Manager, is subject to the Investment Manager’s duty to provide information and reports under any law, and the Investment Manager undertakes to provide the Fund Manager with prior written notice of any such demand to provide information as far as it is able to do so by law.

5.6	The Investment Manager undertakes to act in accordance with the Fund’s investment policy and the guidelines of the Fund Manager’s Investment Committee, as they may be from time to time. If the Investment Manager deviates from the investment policy and/or the guidelines, it must rectify the deviation in accordance with the dates set out in the Funds Law or the Investment Committee’s directives, as the case may be. Any change in the investment policy compared with what is detailed in Annex “A” hereunder, will be made as stated in section 13 hereunder.

5.7	Without derogating from the overall obligation of the Investment Manager to provide the Services subject to the provisions of the law, the Investment Manager hereby undertakes not to perform the transactions in securities included in section 67 of the Funds Law and/or which require the approval of the Fund Manager’s board of directors as stated in section 60 of the Funds Law and in the Joint Investment Regulations (Transactions that May Entail Conflicts of Interest and Material Transactions) 5755-1995 (hereinafter, the “Regulations”), or any other transaction the performance of which is subject to restrictions imposed on it by virtue of legal provisions that will apply from to time or by virtue of the directives of the Fund Manager’s board of directors or the Investment Committee or a trustee, other than in accordance with the Special Transactions Procedure and Securities Lending Procedure and the short selling thereof performed by the Fund Manager, and all subject to the Fund Manager providing it with details of the parties which are related to the Fund Manager or to the Trustee of the Funds managed by the Fund Manager, in accordance with the provisions of section 67 of the Funds Law and the procedures and/or the guidelines, in advance and in writing. It is clarified that the transfer of such lists is a condition of the external Investment Manager’s compliance with this section with regard to the implementation of outside Stock Exchange transactions and/or transactions which are directly coordinated, not through a broker who refuses to disclose details of a third party to the transaction between the Fund and such related party. In addition and without derogating from the aforesaid, the restrictions and obligations applicable to the Fund Manager by virtue of the Regulations will also apply to the Investment Manager and whenever the words “Fund Manager” are stated in the Regulations the words “Fund Manager and/or Investment Manager” will be deemed to be stated. The Investment Manager will not perform transactions in futures and short-selling and/or in loan activities and/or credit operations and/or any other investment activity requiring the provision of guarantees against such investment activity, other than subject to the Investment Committee’s decision and in accordance with the restrictions set out by the Investment Committee regarding the Fund’s exposure and the levels of security, as they will from time to time. The Investment Manager undertakes that it will not perform transactions in options, other than in accordance with the Investment Committee’s written instructions issued to the Fund Manager, subject to the investment policy established by the Fund Manager’s board of directors in the Fund prospectus and/or the Fund Manager’s report.

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5.8	Without derogating from any of the aforesaid obligations, the Investment Manager undertakes to report to the Fund Manager in writing, with regard to all transactions performed outside the Stock Exchange or a regulated market and/or coordinated transactions which the Investment Manager has carried out in accordance with the procedure for special transactions adopted by the Fund Manager.

5.9	Each party undertakes that if its operations are sold or transferred or if its shares are sold or control therein is transferred to a third party, it will give prior, written notice thereof to the other party. However, during the term of exclusivity under the Letter of Intent (LOI) dated February 20, 2020 between Creation and Yetsira Capital Markets Models and the creation of the capital markets models, each party undertakes that it will not sell its activities nor transfer or sell its shares or transfer control therein to a third party, other than a transfer to a company controlled by the controlling shareholders in which the other party’s rights to the Agreement are not prejudices as a result.

5.10	The Investment Manager declares that it is aware of the fact that the Fund Manager will have exclusive discretion regarding its engagement in distribution agreements with different distributors with respect to Funds in which investments are managed by the Investment Manager, both with regard to the entities with which the Fund Manager chooses to engage and the terms of the engagement.

5.11	The Investment Manager declares that it is aware that in respect of the Funds Law and the Regulations promulgated by virtue thereof, the Investment Manager and its employees who are engaged in the provision of investment Management Services which are the subject to this Agreement will be regarded as a “party which is related” to the Fund Manager, and that it is aware of the reporting obligations which apply to parties which are related to the Fund Manager, as stated in Joint Investment Trust Regulations. (Reporting), 5754-1994, and the provisions of section 49 of the Funds Law with respect to holdings by related parties, and that it or the parties acting on its behalf to whom the said obligations apply, will act in accordance with such obligations.

5.12	The Investment Advisor will not publish any advert for a Fund or distribute, in any way, any material and/or information about the Fund, whether directly or indirectly, to any party whatsoever, unless it has obtained the explicit written approval of the Fund Manager and the Trustee. The Fund Manager will be entitled to object to any voluntary publication relating to the Funds, without being required to give reasons therefor.

For the purpose of this Section: “advert” – any publication of any kind, including as defined in section 73 of the Funds Law, either verbal, written or printed, by electronic means or online (including via blogs, talkbacks, Twitter, Facebook, You Tube), and/or by email, including conference calls, painting, image, movement, sound, and any other means, which are directed at third parties.

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5.13	The Fund Manager will provide the Investment Manager with the information and data required to fulfill its role and its undertakings under this Agreement and in accordance with the law, including investment data, with the Fund Manager’s Funds and with the procedures under section 3.2 above.

5.14	The Investment Manager will be entitled to market the Funds, subject to the provisions of the law as applicable from time to time, and including subject to the provisions of the law and of this Agreement which relate to advertising, arranging conferences, the provisions of the distribution agreements relating to meetings with advisors at banks.

5.15	The Investment Manager declares that an investment selection process will be held in accordance with the investment management procedure set out in section 3.6 above.

6.	Providing Information and its retention by the Investment Manager

6.1	The Investment Manager declares that it is aware that the information and/or data which is provided to the Investment Manager will also be held, in whole or in part, on computerized data bases by the Investment Manager, provided that it manages such databases in accordance with the law.

6.2	Subject to the provisions of all law, the parties undertake to keep confidential and to keep secure the information in their possession relating to this Agreement and to the Services to be provided under this Agreement. The parties are aware that the Fund Manager’s duty of confidentiality is subject to its legal duty to provide information to a competent authority both in an ongoing manner and when required to do so, and the Investment Manager hereby consents to such information being provided.

6.3	The Investment Manager declares that it is aware that the Fund Manager is subject to the requirement to provide details regarding the contractual engagement outlined in this Agreement and the Funds which are the subject of this Agreement in the Funds’ prospectus and in immediate reports as provided in the Funds Law and in the Regulations by virtue thereof, and, inter alia, to provide such details to the Fund Manager’s board of directors, the Fund Trustee and to the Securities and Exchange Authority and any entity and/or other authority in accordance with the provisions of any law.

7.	Waiver of a breach

7.1	A waiver by the parties of any prior breach or noncompliance with one or more of their obligations under this Agreement will not be deemed justification or excuse for a further breach or for noncompliance with any of the terms and conditions of this Agreement, and the refraining by either party from exercising any right conferred upon it pursuant to the terms of this Agreement, will not be construed as a waiver of such right.

7.2	No waiver by either party, no compromise or other arrangement, to the extent this Agreement is concerned, will be binding upon the parties unless made in writing.

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8.	Consideration for the Management Services and expenses

8.1	Definitions

8.1.1	“The Fixed Amount”: A sum of NIS.1,350 to the Fund Manager (hereinafter, the “Fixed Amount to the Fund Manager”) and a sum of NIS.2,650 (+ VAT) to the company Modellim Capital Markets (hereinafter, the “3rd Party”), at the directive of the Fund Manager, for the Services provided on its behalf to the Fund (including auditing, inspection and administrative Services) (hereinafter, the “Fixed Amount for the 3rd Party”), per month.

8.1.2	Variable monthly costs: a sum to reflect the annual costs of operating the Fund divided by 12 (Annex “B”):

●	On-going payments for the Yetsira Funds to the lawyer who is appointed by the Fund Manager ;

●	Payment of the Fund Manager’s prospectus license fee ;

●	All statutory and voluntary advertising (provided that the Investment Manager agrees to such voluntary advertising ;

●	Annual distribution commission to Stock Exchange ;

●	Annual commission to the Securities Authority ;

●	Ongoing payment to the outside, professional entity chosen by the Fund Manager to participate at general meetings;

●	Ongoing payment to Entropy for monitoring the debt of bond issuers in Israel. The cost of the service will be divided equally between the Fund Manager and all external investment managers who choose to join the service.

●	The Fund’s operating fee as is, in accordance with the Fund Manager’s operating agreement with the Operator;

●	Brokerage fees if the Fund Manager is responsible for such fees; if the Fund Manager has global responsibility for operating Services and/or performance fees, the Investment Manager will bear the cost in the same proportion as the proportion of the assets which are included in the Funds to the total scope of assets in the mutual fund managed by the Fund Manager ;

●	Internal auditing costs in respect of the auditing hours ascribed to a Fund managed by an outside investment manager;

●	Fund Manager’s insurance costs are attributed to a Fund only when the overall scope of the assets managed by the Fund Manager exceeds NIS.500 M (based on a total amount of insurance costs, divided by the extent of the assets managed in the Funds managed by the Fund Manager and multiplied by the total of the assets in the Funds which are the subject of this Agreement) ;

●	Payments for irregular meetings of the board of directors and its committees which are convened at the request of a Fund’s Investment Manager or for a regulatory requirement emanating from the Funds for which the Investment Manager provides investment Management Services.

●	Any additional/other directly related expense which is not included in direct costs as defined hereunder.

Variable monthly costs will be calculated on the basis of estimating the annual cost of expenses as stated above, and divided by 12

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8.1.3	“Direct Costs”: fee for unit creation and distribution commission to banks.

8.1.4	“Investment Manager’s Revenues”: the total remaining out of the fund management fees and the increment rate after deduction of the Fixed Amount, the variable monthly cost and the direct costs relating to the Fund.

8.1.5	Without derogating from the generality of the aforesaid, in order to secure future payments that have not been anticipated, and to comply with this Agreement, the Investment Manager will deposit a check in the sum of NIS.50,000 from Yetsira Holdings Ltd. This check will be returned to the Investment Manager at the end of 18 months after the termination of this Agreement as stated in section 9 hereunder. However, to the extent that no merger takes place in accordance with the conditions of the Letter of Intent (LOI) dated 20.02.2020 by Creation and Yetsira Capital Markets Models, and if the consolidated equity of Creation Inc. is less than NIS.1 million, the Investment Manager will convert the security check into a bank check in the sum of NIS.50,000.

8.2	At the end of each year of the engagement, and up to February 28 of the following year, a final and exhaustive reckoning will be made of the Variable Monthly Costs against the actual cost for that year, and an adjustment for credit or further charge will be made in the first calendar month after the end of the year. At the end of each year of the engagement, the parties will review the Variable Monthly Costs for the Fund and adjust the Variable Monthly Costs accordingly, for the following year.

8.3	The Investment Manager will be entitled to all Investment Management Revenues, as defined in Section 8.1.4.

8.4	Payment of the consideration will be made as follows: from the monthly revenue from the management fees and the increment rate for the Fund (hereinafter, the “Fund’s Revenues”), the Fund Manager will pay the Direct Costs that have actually been paid during each calendar month and/or which are required to be paid for that month and the Variable Monthly Costs, and will transfer the balance, less the Fixed Amount for the Fund Manager, to the Investment Manager.

From the amount transferred to the Investment Manager, the Investment Manager will transfer the Fixed Amount for the 3rd Party, as instructed by the Fund Manager.

It is clarified that, if, by the actual payment date, as specified in Section 8.5, the Fund Manager does not have precise data regarding the Fund’s revenues and costs, the total amount of the Fund’s revenues and costs for calculating the consideration to the Investment Manager will be in accordance with the Fund Manager’s estimate based on the previous payment month. On the next payment date, a final and full reckoning will be made in accordance with the Fund Manager’s actual income for that month.

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8.5	Payment to the Investment Manager will be made by the Fund Manager by no later than the 10th of each calendar month, for the previous month, subject to providing a transaction invoice to the Fund Manager in respect of managing the Fund’s investments and providing a transaction invoice to 3rd Party as instructed by the Fund Manager. The Investment Manager will transfer the Fixed Amount to the 3rd Party within 5 business days from the date on which the Fund Manager makes the payment to the Investment Manager. It is clarified that, if the Investment Manager not provide such invoices in respect of the preceding month, the Fund Manager will delay making payment until such invoices are received.

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8.7	If there is insufficient Fund revenue in the Funds to which the Services which are the subject of this Agreement are provided, from management fees and the rate of increment, to cover the Direct Costs the Fixed Amount, and the Variable Monthly Costs, the Fund Manager will be entitled to collect the shortfall from the Investment Manager’s revenues for other Funds managed under this Agreement. And if the revenues from management fees and the rate of increment from all Funds whose investments are managed by the Investment Manager are not enough, the Investment Manager will transfer to the Fund Manager, the amount of the difference to which the Fund Manager is entitled, from its own resources, by no later than 14 days from the date on which it was so notified.

8.8	If the Investment Manager does not act as stated in section 8.7 above, and if the Fund Manager is entitled to a security check as stated in section 8.1.5 above, the Fund Manager may realize the security check and/or the bank check as cover for the amount that is owed, and failure to pay the Fund Manager will be deemed as grounds for the immediate termination of the Agreement as provided in section 9.1.5 below, when the Investment Manager has not covered the debt within an additional 30 days, and the Fund Manager may notify the Investment Manager of the termination of the Agreement in such circumstances. The Investment Manager will have the opportunity to bring the issue of the financial value of the assets transferred from it, to an arbitrator to be agreed upon between the parties.

8.9	VAT will not be added to such payments, other than the portion of the Fixed Amount payable to 3rd Party in respect of which VAT is to be added, and if there is legal requirement to pay VAT, it will apply to the Investment Manager, and be paid at its expense.

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8.10	The Investment Manager will be given the right to review the Fund’s ledgers of checking the revenue from management fees, incremental rate and expenses that have been outlaid. The confirmation of the Fund’s auditor regarding such revenue and expenses will constitute final and agreed evidence with regard to the Fund Manager’s revenues and the expenses outlaid.

8.11	In addition, and without derogating from the aforesaid, it is agreed that the Investment Manager will bear all costs in setting up new mutual funds issued by the Fund Manager, even before starting to provide Management Services. Mutual fund establishment expenses include payment of the Fund’s attorney’s fees, fees for filing and publishing a prospectus, charges to the Stock Exchange, statutory publications relating to the Funds, the costs of convening meetings of the board of directors and/or the investment committees (only in the event of such meeting being convened for a special purpose) on the agenda of which is the approval of the submission of Funds’ prospectuses to the Securities Authority.

8.12	It is clarified that the date for commencing the provision of investment Management Services is a date that is not the start of a calendar month, the consideration for the Management Services will be paid for a full month, including the Variable Monthly Costs, and not for the relative part of the month in which the Services are provided.

9.	Term of the Agreement

9.1	Subject to what is stated in section 4 above, the Term of the Investment Agreement is for an unlimited period of time.

Without derogating from the aforesaid, the commencement of the provision of management investment Services by the Investment Manager to the Funds, is conditioned on receiving the confirmation of the Fund Manager’s board of directors therefor, and, in respect of Funds which are to be transferred to the Investment Manager from another fund manager, the publication of an immediate report transmitted by the Fund Manager on the MAGNA System, regarding the contractual engagement between the Fund Manager and the Investment Manager relating to the provision of investment management systems to the Funds.

Termination of the Agreement by the Fund Manager:

9.1.1	In addition to that stated in section 4.3 above regarding termination of the Agreement in the event that that the Investment Manager fails to acquire a license, and in accordance with the provisions of the Law, the Agreement may be terminated immediately by the Fund Manager at any time without giving reasons, in respect of each of the Funds for which Services are to be provided under this Agreement, individually, and/or by way of terminating this Framework Agreement in its entirety, and the provisions of section 10.1 of this Agreement will apply with regard to termination.

9.1.2	Circumstances of Termination in Special Cases

9.1.2.1	In addition to the aforesaid, in any event where an action by the Investment Manager or any of its employees relating to the Fund constitutes a breach of the provisions of the Law and/or the Funds Law and/or the Regulations enacted by virtue thereof and/or in the event of a deliberate action which constitutes a criminal offense under the provisions of the Law and/or the Funds Law and/or the Securities Law, or a breach which amounts to an administrative violation, the Fund Manager may decide to terminate the Agreement immediately, and in which case the Fund will remain under the Fund Manager’s management and the provisions of section 10.1 below will not apply.

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9.1.2.2	In addition to the aforesaid, in the event of an indictment being served against the Investment Manager or against an Investment Manager employee, for offenses relating to the Law and/or the Funds Law and/or the Securities Law and/or the Regulations enacted thereunder, and if the Investment Manager has not removed (and, in the event of an indictment against an Investment Manager employee, done so immediately after the filing of the indictment) such employee from dealing with the management of Fund investments, the Fund Manager may decide to terminate the Agreement immediately, and the Fund will remain under the Fund Manager’s management, and the provisions of section 10.1 below will not apply.

9.1.3	In addition, and without derogating from the provisions of section 4.3 above, in any event where there is an amendment to the provisions of any law and/or the directives of the Authority stating that there is to be no lawful contractual engagement between the parties under the terms of this Agreement, according to a legal opinion received by the Fund Manager, and/or in any event where there is an amendment to the provisions of any law determining that a material change is required to the terms of this Agreement, the parties will discuss the change to the terms of the Agreement. If the parties do not reach an understanding, the Agreement may be terminated immediately by wither party and the provisions of section 10 hereunder will apply, as the case may be.

9.1.4	In addition to the aforesaid, in the event that the Investment Manager transfers its shares to an entity with which the Fund Manager is in competition, other than in the case where the Investment Manager transfers its shares to an entity controlled by its controlling shareholder, as stated in section 5.7 above, the Fund Manager may decide to terminate the Agreement immediately. In such a case, the Investment Manager will not be entitled to any financial compensation and/or payment after the date on which the notice of termination is given.

9.1.5	In addition and without derogating from the aforesaid in section 4.3 above, in the event that the Investment Manager cannot, for any reason whatsoever, provide the Management Services as stated in this Agreement, for a period which exceeds 7 consecutive days or for a cumulative period of 30 days in a period of 12 months, for reasons relating to the Investment Manager, and such reasons are not related to the Fund Manager, and/or in the event of the Investment Manager’s liquidation or a discontinuation of its activities, or in the event that there is an outstanding balance due by the Investment Manager to the Fund Manager as stated in section 8.8 above, and/or the Investment Manager fails to provide bank guarantees as detailed in section 8, the Fund Manager will be entitled to terminate the Management Agreement after giving the Investment Manager 7 days prior notice. In the event that the Investment Manager fails to remedy the breach, the Fund will remain under the management of the Fund Manager and the provisions of section 10.1 will not apply (in this context see the provisions of section 10.4).

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9.2	Termination by the Investment Manager: In any event of termination of the Agreement by the Investment Manager during the first 12 months of operation under this Agreement, the Investment Manager will pay the Fund Manager a one-off sum of NIS.10,000 + VAT thereafter. The Investment Manager may give the Fund Manager notice of terminating the Agreement by prior notice of at least 60 days (hereinafter, the “Prior Notice”).

9.3	In any event of termination of the Agreement, other than if specifically agreed otherwise, the provisions of section 10 hereunder will apply, as the case may be.

10.	Provisions in the event of termination of the Agreement

10.1	In the event that the Agreement is terminated by the Fund Manager in accordance with section 9.1.1 above, the Agreement will be terminated immediately and unless notified otherwise by the Investment Manager, and subject to the following, the Fund will continue to be managed the Fund Manager. It is clarified that in such a case the Investment Manager will be entitled to its share of the consideration set out in section 8 for an additional, limited period of 60 days from the date of termination of the Agreement (hereinafter, the “Liquidated Damages”). Notwithstanding the aforesaid, to the extent that the provisions of the law, including the directives of the Securities Authority, allow the Funds to be transferred to the management of another fund manager, the Investment Manager will be entitled to instruct the Fund Manager, within 30 days from the date on which notification of the termination of the Agreement is given, to whom the Funds are to be transferred, provided that the transferee is a company engaged in the management of mutual funds which has been approved by the Chairman of the Securities and Exchange Commission and which undertakes to be responsible for paying all distribution commissions to all distributors of the Funds’ units which are to be transferred for its management and subject to the agreement of the Fund’s Trustee (hereinafter, the “Transfer Notice”), and subject to payment of the Investment Manager’s debts to the Fund Manager, if any, as set forth in Section 8 above, or to a debt settlement arrangement in another manner, which is to the satisfaction of the Fund Manager. If the Funds are not transferred to another fund manager as stated above, within 30 days from the date of the Transfer Notice, the Funds will continue to be managed by the Fund Manager without any claim and/or suit and/or demand by the Investment Manager.

Notwithstanding the foregoing, to the extent that it is not possible to transfer the management of the Funds to another Fund Manager in accordance with the above timetable, either as a result of statutory provisions which are not known as at the date of signing this Agreement or as a result of directives from the Securities and Exchange Authority or another authority, which are not known as at the date of signing this Agreement, the Investment Manager will then be granted, subject to any law, an appropriate extension to transfer the Funds to another fund manager.

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10.2	In the event that the Agreement is terminated by the Investment Manager in accordance with section 9.2 above:

10.2.1	The Investment Manager may instruct the Fund Manager, by up to 30 days prior to the end of the Prior Notice Period, to transfer the Funds to another fund manager, provided that the transferee is a company engaged in the management of mutual fund approved by the Chairman of the Securities Authority, and which undertook to be responsible for the payment of distribution commission to all distributors for units of the Funds to be transferred into its management and subject to the consent of the Fund Trustee. If such funds have not been transferred into the management of another fund manager within 60 days of the date of the Transfer Notice as defined in this section, the Funds will remain under the management of the Fund Manager without any claim and/or suit and/or demand by the Investment Manager.

10.2.2	The transfer of the Funds to the transferee as stated above will be implemented by way of an agreement amending the Fund Agreement. The Fund Manager undertakes not to abstain from signing such an amendment agreement other than for reasons relating to the ineligibility of the transferee to act as a fund manager. Such transfer will be made without payment to the Fund Manager by the transferee manager. The Investment Manager will act with the transferee fund manager to change the name of the Fund in such a manner that it will not be identified with the Fund Manager pursuant to this Agreement, It is clarified that the Investment Manager will be responsible for all of the Fund Manager’s costs relating to the transfer of the Funds to the management of another fund manager.

10.2.3.	In the event that the Investment Manager gives notice of the termination of the Agreement and does not instruct the Fund Manager to transfer the Funds into the management of another mutual fund management company, as stated in clauses 10.2.1-10.2.2 above, the Investment Manager will be responsible for making a payment to covers the Fund Manager’s expenses (including all costs arising from terminating the Agreement, including the costs of dissolving the Funds, splitting the Funds or the costs of merging the Funds with other mutual funds and/or any other cost, if it is decided at the Fund Manager’s sole discretion of the Fund Manager to take any of the aforesaid actions, and if there are any such expenses) relating directly and/or indirectly from the Termination Notice. If the Fund Manager continues to manage the Funds, the Investment Manager will not be responsible for any costs whatsoever.

10.2.4	For as long as the provisions of section 22 of the Funds Law stating that a single portfolio manager may not provide investment Management Services to two fund managers at the same time, do not change, the Investment Manager may, in the event of termination of this Agreement by the Fund Manager in respect of a specific Fund, instruct that all Funds managed according to this Agreement, be transferred to another fund manager at its sole discretion. If such demand is granted, the parties will, in good faith, do everything required to implement the transfer of the management of the funds, including approaching the Trustee for his approval of the said transfer.

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10.3.	In the event the Agreement is terminated in the circumstances set out in section 9.1.2 above, the Fund Manager may immediately terminate this Agreement. The Fund Manager will enable the Investment Manager to appear before the board of directors, and the Investment Manager will not be entitled to transfer the Funds to another fund manager or to receive Liquidated Damages and/or any payment whatsoever, after the date of the Termination Notice, unless and subject to the Fund Manager’s agreement and on the conditions (including with regard to the Fund Manager’s compensation) determined by the Fund Manager. The Investment Manager will have the option of bringing the issue of the financial value of the assets transferred from it, to an arbitrator to be agreed upon by the parties.

10.4	In the event that the Agreement is terminated by the Fund Manager in accordance with section 9.1.5 above, the Agreement will be terminated immediately unless notice to the contrary is given by the Investment Manager, and subject to the following, and the Fund will remain under the management of the Fund Manager. It is clarified that in such event, the Investment Manager will not be entitled to the Liquidated Damages as defined in Section 10.1, as determined in section 8, from the date of terminating the Agreement. Notwithstanding the aforesaid, to the extent that legal provisions, including the Securities Authority’s directives, permit the transfer of Funds to be managed by another fund manager, the Investment Manager may instruct the Fund Manager within 60 days from the date of the Termination Notice of the Agreement to transfer the Funds, provided that the transferee is a company engaged in the management of mutual funds and has been approved by the Chairman of the Securities and Exchange Commission and has undertaken to be responsible for the payment of distribution commission to all distributors for the Fund units that are to be transferred for its management, and which has undertaken liability for the Investment Manager’s obligations to the Fund Manager, if any, as provided in section 8 above, or a debt settlement arrangement in another manner which is to the satisfaction of the Fund Manager and subject to the consent of the Fund Trustee.

11.	Indemnification, insurance professional liability and maintaining confidentiality

11.1.	The Investment Manager undertakes that the Services to the Fund Manager which are the subject of this Agreement will be provided subject to the provisions of the legislative arrangements applicable to the Investment Manager and relating to the management of the Fund’s assets and/or the Investment Manager’s publications and/or to the use of credit by the Mutual fund and/or the provisions of the Fund’s investment policy as detailed in the Fund Prospectus and/or immediate reports which will be in effect from time to time and/or the provisions of this Agreement.

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11.2	In addition, and without derogating from what is stated in this Agreement regarding payments and liquidated damages, the Investment Manager undertakes to indemnify the Fund Manager in full, out of its own resources, for any direct damages and/or costs incurred by the Fund Manager, including pursuant to administrative or other proceedings, including for compensation to unit holders and/or to a Fund and/or to any third party, including as a result of a claim by such unit holders and/or third parties and/or in accordance with a ruling by a competent authority regarding such indemnification, and all whether the damage is related to and/or arises from, either directly or indirectly, the Services provided by the Investment Manager to the Fund Manager pursuant to this Agreement, including all the costs of lawyers’ fees which are incurred as a result of an act and/or omission by the Investment Manager and/or by anyone acting on its behalf in contravention of the applicable law, including a deviation from the regulations which apply to a mutual fund and to the management of the investment of the Fund’s assets and/or voluntary advertising and/or use of credit by a mutual fund, and/or the provisions of the Fund’s investment policy as set forth in the Fund’s prospectus as will be in effect from time to time and/or a deviation from the provisions of this Agreement. The Investment Manager will not be liable for errors and/or deviations arising from a negligent action by the Fund Manager, unless the Investment Manager is partially at fault..

11.3.	In addition, the Investment Manager undertakes to indemnify the Fund Manager for any payment which the Fund Manager has outlaid for costs incurred by the Fund Manager due to a claim or suit or demand that is brought up to establish the subsistence of an employer-employee relationship between the Fund Manager and the Investment Manager employees and/or anyone employed by the Investment Manager in providing the Services that are the subject of this Agreement. The provisions of section 11.2 hereunder will apply in respect of the indemnification mechanism.

It is hereby agreed that the obligations to indemnify as stated above will remain in effect for 3 years after the termination of this Agreement for any reason, and this for the period in which this Agreement was to be in effect.

11.4.	Each party undertakes to notify the other party in writing immediately that it becomes aware that a legal proceeding has been initiated against one of the parties in order to allow that party to take the measures required to have such proceeding cancelled. In addition, and without derogating from the aforesaid, the party that may be liable for indemnification will be entitled to accept responsibility for dealing with such claim and/or demand and/or payment of such fine, upon first being notified by the other party of the filing of such claim and/or demand and/or demand for payment of a fine, and the injured party will cooperate with the party that may be liable to indemnify, as far as possible in managing the proceedings. Compensation will be paid within 14 days from the final date for filing an appeal against the order to pay compensation to the injured parties as stated above, or within 14 days from the date on which a final and conclusive ruling regarding an appeal and/or such claim is given.

11.5	If an event occurs that entitles the Fund Manager to indemnification and compensation from the Investment Manager, for damage caused to it, as set out in section 11.1 above, the Fund Manager may offset the amount of compensation or indemnification owing to it, from the Investment Manager’s revenue, as detailed in section 8, to which the Investment Manager is entitled.

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11.6	The Investment Manager undertakes that at any time from starting to provide the Services under this Agreement up until the termination of the Agreement, it will be insured for professional liability insurance covering the Services provided under this Agreement, in accordance with the provisions of the Law, and will provide the Fund Manager, at its request, with confirmation by an accountant or the insurer regarding the existence of the insurance and the level of insurance coverage as stated above.

11.7	Each party and anyone employed by it under this Agreement undertakes to maintain the confidentiality of all aspects of this Agreement, the information they hold regarding the provisions of this Agreement and the Fund in respect of which the Services which are the subject of this Agreement are provided, and/or of the other party, and will sign a letter of confidentiality in the form attached as Annex “B” to this Agreement.

11.8	In any proceeding as stated in section 11.1 above, the Fund Manager will provide the Investment Manager with applications, complaints, audit reports, claims and/or any other document addressed to the Fund Manager which includes a claim against the Investment Manager, and will enable him to join the proceeding or provide its response within a reasonable time.

12.	Absence of Third Party Rights

12.1	It is hereby expressly agreed that nothing in this Agreement will constitute a contract to the benefit of a third party nor does it confer any rights upon any third party, including and without derogating from the generality of the above, purchasers of units in the Funds.

12.2	Notwithstanding what is stated in section 12.1, the Fund Manager may assign its rights and/or obligations under this Agreement to a third party which is a company authorized by the Securities Authority and which is controlled by the Fund Manager’s controlling shareholder.

13.	The Fund Manager undertakes that any change in its promotion of the Fund Agreement relating to the investment policy, the Fund Manager’s remuneration, the rate of increment, a merger and/or splitting of the Fund, and any other issue which represents a fundamental change in the terms of this Agreement, other than the transfer of the Fund to another fund manager – as stated in section 12.2, and/or a decision regarding the dissolving of the Fund – will be made after consulting with the Investment Manager and will take its views into consideration, subject to the provisions of all laws.

14.	Jurisdiction

14.1	Sole and exclusive jurisdiction over all differences and disputes between the parties regarding this Agreement and its implementation will be given to the authorized courts of Tel Aviv.

14.2	The parties’ addresses for delivering notices are as detailed in the preamble to the Agreement, unless one party gives written notice to the other of a changed address stating that such address will be the new address to which it is to be notified.

15.	This Agreement constitutes a framework agreement regarding the provision of investment Management Services by the Investment Manager to the Funds managed by the Fund Manager, and its provisions will apply in respect of any Fund which is included in Annex “A” hereunder, as that will be amended from time to time.

16.	Signing on this Agreement will come into effect subject to the confirmation of the Fund Manager’s board of directors.

In consideration whereof, the parties have signed

Fund Manager	Investment Manager

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Annex “A” Details of the Funds

Security Number	Fund Name
5130232	Yetsira Debenture without shares
5127972	Yetsira 10/90
5124243	Yetsira 20/80
5124227	Yetsira 30/70
5127964	Yetsira Shares
5124268	Yetsira Flexible

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Annex “B” Variable Costs

All amounts correct as at 01.01.2020

Fixed Monthly Cost in NIS	Fund Value in NIS	Fund Value in NIS From 50,000,001 to	Fund Value in NIS
	Up to 50,000,000	250,000,000	Above 250,000,000
Payment to lawyer (Prospectus, Annual Report and Ongoing Reports: 6500 + VAT per Fund	634	634	634
Annual Fee to Stock Exchange: 7385 + Vat per Fund	720	720	720
Annual license fee for Fund Manager Prospectus: 4250 per Fund	354	354	354
Annual Fee to Securities Authority (according to size of Fund)	1925	2343	2928
Total of fixed monthly costs	3633	4051	4636

Direct and Randomly Variable Costs

Distribution commission to banks	According to fund type- maximum 0.35%
Operational cost to the operating bank	0.025%, according to Fund value
Stock Exchange Fees	In respect of activities in securities in accordance with section 6 of the revised Stock Exchange price list
Correspondent Charges	In respect of activity in foreign securities at the bank’s price list
Commission for Generation	0.03% for each NIS. generated
Participation in payment to professional entity for participating in general meetings	Monthly payment to such entity (NIS.3,000 + VAT) divided by the number of Funds under the management of the Fund company
Participation in payment to professional entity for reviewing debt of securities distributors in Israel	Monthly payment to such entity (NIS.2,500 + VAT) divided by the number of Funds under the management of the Fund company
Setting up a committee for special investment for the Fund at the request of the external fund manager	Inviting 1 director – a cost of about NIS.1,500 (including VAT). Cost of a meeting by phone, about NIS.900 (including VAT)
Setting up a special committee for re-evaluation/special transactions at the request of the external fund manager and/or as required by law	Inviting at least 2 directors – a cost of about NIS.4,500 (including VAT). Cost of a meeting by phone, about NIS.1,800 (including VAT)
Holding a special meeting of the board of directors at the request of the Fund’s external investment manager and/or as required by law	Inviting at least 2 directors – a cost of about NIS.3,000 (including VAT). Cost of a meeting by phone, about NIS.2,700 (including VAT)
Advertising in newspapers for the Fund	ongoing advertising according to size